Exhibit 3.1

AMENDMENT NO. 7
TO
FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF SUNOCO LP

August 6, 2019

This Amendment No. 7 (this “Amendment No. 7”) to the First Amended and Restated Agreement of Limited Partnership of Sunoco LP (the “Partnership”), dated as of September 25, 2012, as amended by Amendment No. 1 thereto dated as of October 27, 2014, Amendment No. 2 thereto dated as of July 31, 2015, Amendment No. 3 thereto dated as of January 1, 2016, Amendment No. 4 thereto dated as of June 6, 2016, Amendment No. 5 thereto dated as of March 30, 2017 and Amendment No. 6 thereto dated as of May 8, 2018 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of August 6, 2019 by Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), and the General Partner has determined this Amendment No. 7 satisfies both such conditions.
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendment.
(a)     Section 1.1 of the Partnership Agreement is hereby amended by adding or amending and restating the following definitions, as stated herein below, in the appropriate alphabetical order:
“Designated Individual” has the meaning assigned to such term in Section 9.3.
“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) the Partnership Representative and the Designated Individual, (f) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (g) any Person who controls a General Partner or Departing General Partner and (h) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.
“Partnership Representative” has the meaning assigned to such term in Section 9.3.
(b)    Section 9.3 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
“Section 9.3    Tax Controversies.
Subject to the provisions hereof and for Partnership taxable years beginning before or on December 31, 2017, the General Partner shall designate the Organizational Limited Partner, or such other Partner as the General Partner shall designate, as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
With respect to Partnership taxable years beginning after December 31, 2017, the General Partner shall designate the Organizational Limited Partner, or such other Partner as the General Partner shall designate, as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”). The Partnership Representative shall have the authority to designate from time to time a “Designated Individual” to act on behalf of the Partnership Representative, and such Designated Individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1. The Partnership Representative, or the Designated Individual, as applicable, shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partnership Representative or the Designated Individual, as applicable, shall exercise in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Any reasonable, documented cost or expense that the Partnership Representative or the Designated Individual, as applicable, incurs in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership. Neither the Partnership Representative nor the Designated Individual shall be liable to the Partnership or to its partners for acts or omissions taken or suffered by it in its capacity as either Partnership Representative or Designated Individual, as the case may be, in good faith; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.
The General Partner shall amend the provisions of this Agreement as appropriate in accordance with Article XIII to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.”
Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    If any provision or part of a provision of this Amendment No. 7 is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment No. 7 shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 4.    This Amendment No. 7 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows]

Signature Page to
Amendment No. 7 to
First Amended and Restated Agreement of Limited Partnership of
Sunoco LP
IN WITNESS WHEREOF, this Amendment No. 7 has been executed as of the date first written above.
GENERAL PARTNER:
SUNOCO GP LLC

By:     /s/ Thomas Miller
Name:    Thomas Miller
Title:    Chief Financial Officer